Exhibit 10.2

Execution Version

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made as of this 7th day of September, 2017, by Surgery Partners, Inc. (“Parent”), Surgery Partners, LLC (“Partners”, and together with Parent, the “Company”), and Michael T. Doyle (the “Executive”).

WHEREAS, the Executive serves as the Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company are signatories to an employment agreement dated September 17, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to terminate their employment relationship under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

1.                                      Cessation of Employment Relationship.

(a)                                 The Executive’s employment with the Company and its affiliates will cease, and the Executive will cease to serve as Chief Executive Officer and as an officer of the Company, effective September 7, 2017 (“Termination Date”).  Except as expressly provided in Section 2 of this Agreement, the Termination Date will be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company.

(b)                                 Effective as of the Termination Date, the Executive hereby resigns from all positions and offices with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates’ and subsidiaries’ foundations, benefits plans and programs; provided that the Executive shall remain a member of the board of directors of the Company.

2.                                      Compensation.

(a)                                 Severance.  Subject to Section 2(b) herein, the termination of the Executive’s employment on the Termination Date in accordance with Section 1 of this Agreement will constitute a “termination without Cause” (as defined in the Employment Agreement), and the Executive will be entitled to the severance payments and benefits specified in the Employment Agreement, consisting of (i) payment of the Executive’s base salary through the Termination Date, (ii) cash severance in the amount of $550,000, which is equal to the Executive’s current base salary and which will be paid over a period of twelve (12) months after the Termination Date in accordance with the Company’s normal payroll practices, (iii) a pro rata portion of the annual bonus the Executive would have earned in respect of the 2017 performance period (based on actual performance as determined consistent with other senior executives) under the Employment Agreement had his employment not been terminated (with such pro rata portion determined without exercising any negative discretion and based on the number of days between January 1, 2017 and the Termination Date divided by 365 and to be paid on the date the Company pays 2017 bonuses generally, but not later than March 15, 2018), (iv) Company payment of (or reimbursement for) the full amount of the Executive’s COBRA premiums for continued coverage under the Company’s group health plans, including coverage for the Executive’s eligible dependents, until the twelve (12) month anniversary of the Termination Date, and (v) $15,000 (Sections 2(a)(ii) through (v) herein collectively, the “Severance”).  Notwithstanding anything to the contrary set forth in this Section 2(a), the Company’s first payment under Sections 2(a)(ii) and (iv) and the payment under Section 2(a)(ii)(v) shall occur on the sixtieth (60th) day following the Termination Date and will include an amount equal to the aggregate amount of payments under clauses (ii) and (iv) that the Company would have paid through such date had such payments commenced on the Termination Date through such sixtieth (60th) day, with the balance of the payments paid thereafter on the original schedule.

(b)                                 Release Requirement.  Pursuant to Section 4(e) of the Employment Agreement, in order to be entitled to receive the Severance, the Executive must execute and return to the Company the general waiver and release attached hereto as Exhibit A no later than the twenty-first (21st) day following the Termination Date, the Executive must not revoke the release, and as of the date of payment the Executive has not failed to cure with ten (10) business days of written notice from the Company a material breach of any of the continuing obligations to the Company contained within Sections 5 through 8 of the Employment Agreement (relating to Confidential Information; Inventions, Patents and Intellectual Property; Non-Compete and Non-Solicitation; and Executive’s Covenants), as modified by Section 3 of this Agreement (Sections 5 through 8 of the Employment Agreement, as so modified, collectively, the “Restrictive Covenants”).  Upon receipt of the Executive’s executed waiver and release in the form of Exhibit A, the Company agrees to promptly execute such release and return an executed version to the Executive.

(c)                                  Equity Acceleration.  Reference is made to the Company’s 2015 Omnibus Incentive Plan, the Restricted Stock Award Agreements and the Performance Stock Unit Award Agreements granted to the Executive thereunder.  In accordance with Section 2(a) of Exhibit A of the Restricted Stock Award Agreements, upon the Termination Date, any Shares (as defined in the Restricted Stock Award Agreements) that are then outstanding and not yet vested will automatically, and without any action on the part of the Executive, become vested and as such, 71,928 Shares will become vested as of the Termination Date and will be delivered to Executive on such date.  Additionally, in accordance with Section 6(a) of the Performance Stock Unit Award Agreements, upon the Termination Date, any Earned Shares (as defined in the Performance Stock Unit Award Agreement) that are then outstanding and not yet vested will automatically, and without any action on the part of the Executive, become vested and, as such, 22,281 Earned Shares from the August 2, 2016 award agreement will become vested as of the Termination Date and will be delivered to Executive on such date and any Earned Shares from the March 31, 2017 award agreement (the “March 2017 PSU Award Agreement”), determined pursuant to Section 3(b) of such agreement, will be delivered to the Executive, if applicable, once the Administrator certifies the achievement of the applicable performance objectives; provided that if the vesting of any Earned Shares from the March 2017 PSU Award Agreement would make the Executive’s payments and benefits under this Agreement subject to excise tax under Section 4999 of the Internal Revenue Code, then Earned Shares from the March 2017 PSU Award Agreement will be only be delivered to the extent such Earned Shares will not subject the Executive to excise tax under Section 4999 of the Internal Revenue Code. Except for the March 31, 2017 PSU Award Agreement,

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which will remain outstanding until the Administrator determines whether any Performance Stock Units became Earned Shared under Section 3(b) of that agreement, all other equity-based awards granted to Executive pursuant to the Company’s 2015 Omnibus Incentive Plan that remain unvested as of the Termination Date will be forfeited and have no further force or effect as of the Termination Date.  Notwithstanding anything to the contrary in the 2015 Omnibus Incentive Plan or any applicable equity award agreement, the Company shall only seek repayment for any vested equity awards granted under the Company’s 2015 Omnibus Incentive Plan if the Company has given notice to the Executive of the event or omission giving rise to such request for repayment and, if curable, the Executive has not cured such event or omission within ten (10) business days after receipt of such notice from the Company setting forth the event or omission giving rise to such request for repayment.

(d)                                 No Other Compensation or Benefits.  The Executive acknowledges that, except as expressly provided in this Agreement or as otherwise required by applicable law, the Executive will not receive any additional compensation, severance or other benefits as an employee of any kind following the Termination Date; provided, however, the Company shall reimburse, in accordance with the Company’s current policies, the Executive for any unreimbursed business and travel expenses incurred by him prior to the Termination Date and nothing herein shall effect any rights he has to be indemnified or covered under any applicable directors’ and officers’ insurance policies, including pursuant to Section 22 of the Employment Agreement.

3.                                      Restrictive Covenants; Survival.  The Executive hereby (a) reaffirms the rights and obligations contained within the Restrictive Covenants, and (b) understands, acknowledges and agrees that such rights and obligations will survive the Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof; provided, however, that Sections 7(a) and 7(b) of the Employment Agreement are hereby amended and restated in their entirety as follows pursuant to the terms of this Agreement:

7.                                      Non-Compete; Non-Solicitation.

(a)                                 Executive agrees that during the Employment Period (which shall end on the Termination Date) and until the eighteenth (18th) month anniversary of the Termination Date, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, become employed by, or in any manner engage in a business which directly competes with the following businesses of the Company or its Subsidiaries or Affiliates: ambulatory surgery centers, surgical hospitals, pain management practices, optical laboratories, optical buying group or toxicology laboratories, as such businesses exist on the Termination Date (each a “Competitive Business”), in any location within the United States.  Nothing herein shall prohibit Executive from (x) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation or (y) providing services to, or having a financial interest in (including an equity interest), (i) any private equity and/or hedge fund owning or having a financial interest in a Competitive Business or (ii) a Subsidiary, Affiliate or division of a Competitive Business, as long as in each case

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Executive is not providing, directly or indirectly, services (including supervisory or executive services) to the Competitive Business.

(b)                                 During the Employment Period (which shall end on the Termination Date) and until the twenty four (24th) month anniversary of the Termination Date, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates to leave the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any of its Subsidiaries or Affiliates and any officer, employee or consultant thereof, (ii) hire any person who was an officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates at the date of termination of the Employment Period or at any time during the 180 days prior to the date of the termination of the Employment Period, (iii) on behalf of a Competitive Business, call on, solicit or provide any products or services to any customer, supplier, distributor, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries or Affiliates, or (iv) in any way interfere with the relationship between any customer, supplier, distributor, licensee, licensor, franchisee, or other business relation (including physicians or physician groups doing business with the Company or any of its Subsidiaries or Affiliates) of the Company or any of its Subsidiaries or Affiliates (including, without limited, making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries or Affiliates).”

All post-employment restricted periods applicable to the Restrictive Covenants will commence as of the Termination Date.

4.                                      Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto (except with respect to the Severance and the Restrictive Covenants), shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply), and any dispute in relation to this Agreement (except with respect to the Severance and the Restrictive Covenants) shall be subject to the exclusive jurisdiction of the Delaware State courts (which will be required to apply Delaware law); provided that all claims relating to the Severance and the Restrictive Covenants will be subject to the choice of law and dispute resolution provisions contained within Sections 17 through 20 of the Employment Agreement. The Executive and the Company irrevocably waive any objections which the Executive or the Company may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the Executive’s engagement by, or provision of services to, any Company affiliate in any court in the State of Delaware, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  The Executive and the Company shall waive any right the Executive or the Company may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or the Executive’s engagement by, or provision of services to, any Company affiliate.

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5.                                      Tax Matters.

(a)                                 The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                                 The intent of the parties is that payments and benefits contemplated under this Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder comply with the requirements thereof, and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  The Executive and the Company hereby agree that Executive’s termination of employment on the Termination Date will constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A. To the extent this Agreement provides for reimbursements of expenses incurred by the Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A, the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In addition, the provisions of the Employment Agreement relating to Internal Revenue Code Section 409A are incorporated into this Agreement with full force and effect.

6.                                                                                      Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including Exhibit A attached hereto) constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral.  For the avoidance of doubt, nothing in this Agreement supersedes the Income Tax Receivable Agreement by and among the Company, the Stockholders Representative (as defined in such agreement), the Executive and other parties referred to therein, dated as of September 30, 2015 and amended by that certain Amendment No. 1 to such agreement dated as of May 9, 2017, or the consulting agreement between the parties hereto entered into as of the date of this Agreement. This Agreement will bind the heirs, personal representatives, successors and assigns of the Executive and the Company and inure to the benefit of the Executive, the Company, and the Executive’s and its respective heirs, successors and assigns, provided that neither the Executive nor the Company may assign rights or obligations hereunder without the express written consent of the other, except that the Company may assign its rights and obligations hereunder to a successor in interest to all or substantially all of the Company’s business, whether by way of merger, acquisition, consolidation or otherwise.  This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.  If the Executive should die while any payment or benefit is due to him hereunder, such payment or benefit shall be paid or provided to his spouse (or if she is not alive his estate).

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7.                                      Counterparts & Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument.  Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SURGERY PARTNERS, INC.

/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Executive Vice President, Chief Financial Officer

SURGERY PARTNERS, LLC

/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Chief Financial Officer, Executive Vice President

Signature Page to Termination and Release Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Accepted and Agreed:

/s/ Michael T. Doyle
Name: Michael T. Doyle

Signature Page to Termination and Release Agreement

EXHIBIT A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release Agreement

1.                                      In consideration of the payments and benefits (the “Severance Benefits”) set forth in Section 2(a) and Section 2(c) of the Termination and Release Agreement dated as of September 7, 2017 by and between by and between Michael T. Doyle (the “Executive”) and Surgery Partners, Inc. (the “Company”) (the “Separation Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) Employment Agreement, dated September 17, 2015 by and between Executive and the Company (the “Employment Agreement”), the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and/or (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.                                    rights of the Executive to the Severance Benefits and any other payments, benefits or entitlements under the Separation Agreement;

B.                                    the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.                                    claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.                                    rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group (including pursuant to Section 22 of the Employment Agreement), the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.                                     any rights he has pursuant to the Income Tax Receivable Agreement by and among the Company, the Stockholders Representative (as defined in such agreement), the Executive and other parties referred to therein, dated as of September 30, 2015 and amended by that certain Amendment No. 1 to such agreement dated as of May 9, 2017 (the “ITRA”) and any agreement the Executive has or will enter into in connection with the ITRA (provided that the Executive is agreeing to waive as of the date of this Release any fiduciary claims as a shareholder he may have against the Company Affiliated Group as of this date he signs this Release).

(a)                                 In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the Department of Labor, except that Executive hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding.

(b)                                 For the avoidance of doubt by executing this Release, the Executive is not forfeiting his common stock ownership in the Company.

2.                                      The Company confirms that as of the date it signs this Release that the board of directors of the Company is not aware of any claims any member of the Company Affiliated Group has or may have against the Executive.

3.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Company acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by the Executive, any such liability being expressly denied.

4.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses, but does not apply to the claims not released by the Executive in Section 1 above.

5.                                      The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.                                      As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he been given a period of twenty-one (21) days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Separation Agreement shall terminate and be of no further force and effect, and the Executive shall irrevocably forfeit any right to payment of the Severance Benefits (other than the payment of accrued base salary and $1,000 as consideration for the rights, claims and causes of actions that continue to be waived hereunder) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

7.                                      Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.                                      The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.                                      The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

10.                               The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

11.                               The Executive acknowledges that the Severance Benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

12.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements in effect as of the date of this Release between the Parties in respect of the subject matter hereof except to the extent set forth herein.   For the avoidance of doubt, this Release does not supersede the Separation Agreement, any consulting agreement entered into between the Executive and the Company with respect to services to be performed following the Executive’s termination date, the ITRA or any agreements entered into in connection with the ITRA.

14.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

15.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

16.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

17.                               Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written below.

SURGERY PARTNERS, INC.

/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Executive Vice President, Chief Financial Officer
Date: September 7, 2017

Signature Page to Release Agreement

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

Accepted and Agreed:

/s/ Michael T. Doyle
Name: Michael T. Doyle
Date: September 7, 2017

Signature Page to Release Agreement